                                                                     Exhibit 2.2



                   HOME HEALTH CORPORATION OF AMERICA, INC.
                        2200 RENAISSANCE BLVD. STE 300
                      KING OF PRUSSIA, PENNSYLVANIA 19046

                               November 8, 1996


PRIVATE AND CONFIDENTIAL
VIA FACSIMILE
-------------

Ms. Randy DiSalvo
RSD Management, Inc.
Nursing Services Home Care, Inc.
Nursing Services Home Care, Ltd.
Nursing Services Staffing of N. H., Inc.
Nursing Services, Inc.
7 Stiles Road
Salem, New Hampshire 03079

     RE:  Amendment to Stock Purchase Agreement and Promissory Note

Dear Randy:

     Reference is made to (i) that certain "Stock Purchase Agreement" dated October 31, 1996 among each of the parties listed above, Home Health Corporation of America, Inc. ("HHCA") and HHCA New Hampshire, Inc. and (ii) that certain "Promissory Note" dated August 8, 1996 given by Randy DiSalvo in favor of HHCA. Capitalized terms not otherwise defined herein shall have the meanings given such terms in the Stock Purchase Agreement. The purpose of this Amendment is to memorialize our entire agreement and understanding concerning the amendment of the Stock Purchase Agreement and the Promissory Note which is as follows:

     1. The parties have agreed to provide the Purchasing Parties with additional time in which to review and accept the schedules to the Stock Purchase Agreement. Accordingly, in Section 13.8(b) of the Stock Purchase Agreement, the phrase "within 5 days after receipt of the Schedules" is hereby deleted and replaced with the phrase "on or before 5:00 P.M. on Friday, November 15, 1996".

     2. The parties have agreed to amend the maturity date of the Promissory Note. In Section 3(ii) of the Promissory Note, the phrase "Letter of Intent" is hereby deleted and replaced with the phrase "Stock Purchase Agreement dated October 31, 1996 among Creditor, Debtor and Guarantors". The Selling Parties acknowledge their obligations under the Promissory Note which will be repaid in accordance with its terms.

     3. Creditor waives any defaults under the Promissory Note caused by defaults by a Selling Party under its third party loan agreements; provided, however, that such defaults do not result in the acceleration of a material portion of such obligations and the election by such third party to pursue any
                            ---
remedy against a Selling Party that would have a material adverse effect on a Selling Party or their ability to repay the Promissory Note.

     4. The Stock Purchase Agreement and Promissory Note as modified by this Amendment are hereby ratified and confirmed. In the event of any conflict between this Amendment and the terms of the Stock Purchase Agreement or the Promissory Note, the terms of this Amendment shall govern and

Ms. Randy DiSalvo
RSD Management, Inc.
Nursing Services Home Care, Inc.
Nursing Services Home Care, Ltd.
Nursing Services Staffing of N. H., Inc.
Nursing Services, Inc.
November 8, 1996
Page -2-

control.

     Please acknowledge your agreement to be legally bound by this Amendment by signing the enclosed copy where indicated below and returning the same to the undersigned.

                              Very truly yours,

                              Home Health Corporation of America, Inc.


                              By:
                                 -----------------------------

Agreed to accepted by:

RSD Management, Inc.
Nursing Services Home Care, Inc.
Nursing Services Home Care, Ltd.
Nursing Services Staffing of N. H., Inc.
Nursing Services, Inc.


By:
   ----------------------
     Randy DiSalvo



   ----------------------
     Randy DiSalvo